UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2001
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 431-7040
(Registrant's telephone number)

ITEM 9. Regulation FD Disclosure

FORWARD-LOOKING INFORMATION

    This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will," "should," "the Company believes," "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

    A response to an internal Company electronic mail message was inadvertently sent to a person enumerated under Regulation FD which included certain inside information that could potentially be deemed to be material. This information concerns Alaska Airlines' estimated revenue per available seat mile for May 2001. As a precaution, the Company is filing this Current Report on Form 8-K to avoid any appearance of selective disclosure. Accordingly, the Company is disclosing Alaska Airlines' estimated revenue per available seat mile for April and May 2001 as follows:

	Revenue per Available Seat Mile (cents)	Change Yr/Yr
April 2001	9.99	.2%
May 2001	9.73	(6.6)%

    The figures provided above are estimates only. The Company makes no representation as to their accuracy and expressly disclaims any duty to correct or update them. The Company does not intend to provide such figures on a regular or recurring basis in the future.

Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 13, 2001	ALASKA AIR GROUP, INC. Registrant
/s/ BRADLEY D. TILDEN Bradley D. Tilden Vice President/Finance and Chief Financial Officer